EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors
COMFORCE Corporation:




We consent to incorporation by reference in the registration statements on Form S-3 (Registration Nos. 033-60403, 333-31167, 333-43321, 333-44351, 333-47941,
333-61789,  333-74689 and 333-82201) and Form S-8 (Registration Nos.  333-32271,
333-46787 and 333-82199) of COMFORCE Corporation and subsidiaries of our report dated February 28, 2000, relating to the consolidated balance sheet of COMFORCE Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity , and cash flows and the related schedule for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of COMFORCE Corporation.

                                        /s/ KPMG LLP

                                        KPMG LLP

Melville, New York
March 29, 2000

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